Exhibit 5.1

W. Eric Marr Senior Counsel PPL Services Corporation Two North Ninth Street Allentown, PA 18101-1179 WMarr@pplweb.com February 16, 2024

February 16, 2024

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

I am Senior Counsel of PPL Services Corporation, a wholly owned subsidiary of PPL Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Company”), and, as such, am familiar with the affairs of the Company. I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 15,000,000 shares of Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

Based upon my familiarity with the Company and upon an examination of such other corporate records, certificates, other documents and questions of law as I have considered necessary or appropriate for purposes of this opinion, I am of the opinion that (i) the Company is duly incorporated, validly existing under the laws of the Commonwealth of Pennsylvania and duly authorized to carry on the business that it is now conducting in that Commonwealth and (ii) the Shares to be purchased in the open market or from participants in the Plan have been legally issued and are fully paid and nonassessable and that, when Shares have been issued and sold and the purchase price paid therefor, any newly issued Shares to be purchased through the Plan will be legally issued, fully paid and nonassessable.

I have reviewed those statements of law and legal conclusions stated to be made upon my authority in the Registration Statement and, in my opinion, such statements are correct.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and consent to the use of my name under the caption “Legal Opinions” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ W. Eric Marr
W. Eric Marr